Exhibit 23.1

November 29, 2018

Consent of Independent Accountant

We have issued our report dated November 29, 2018, with respect of the consolidated financial statements of Rapide Communication Limited included in the amended Current Report on Form 8-K of Upland Software, Inc. filed November 29, 2018. We consent to the incorporation by reference of said report in the following Registration Statements of Upland Software, Inc.:

1)	Registration Statement (Forms S-3 No. 333-220190 and 333-217977) of Upland Software, Inc.,

2)
Registration Statement (Forms S-8 No. No. 333-223902, 333-217049, 333-211560, 333-203574, and 333-199961) pertaining to the 2014 Equity Incentive Plan and the Amended and Restated 2010 Stock Plan of Upland Software, Inc.

/s/ Grant Thornton UK LLP

Birmingham, United Kingdom
November 29, 2018